Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 27, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of VSE Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of VSE Corporation on Forms S-3 (File No. 333-281222 and File No. 333-273085) and on Forms S-8 (File No. 333-271707, File No. 333-270469, File No. 333-257247, File No. 333-195803, File No. 333-195802, File No. 333-134285 and File No. 333-287232).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
February 27, 2026